U.S. SECURITIES AND EXCHANGE COMMISSION
                                    Washington, DC 20549

                                           FORM 4

                        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                        Filed pursuant to Section 16(a) of the
                      Securities Exchange Act of 1934, Section 17(a)
                  of the Public Utility Holding Company Act of 1935 or
                   Section 30(f) of the Investment Company Act of 1940


(  ) Check this box if no longer subject to Section 16.
     Form 4 or Form 5 obligations may continue.  See Instruction 1(b).

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1. Name and Address of Reporting Person* Last, First, Middle: Deutsche Bank AG
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 Street:   Taunusanlage 12
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 City, State, Zip:  60325 Frankfurt am Main Germany
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2. Issuer Name and Ticker or Trading Symbol Worldcom, Inc. ( MCWEQ. PK)
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3. IRS or Social Security Number of Reporting Person (Voluntary)
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4. Statement for Month/Year February, 2003
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5. If Amendment, Date of Original (Month/Year)
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6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
 (     ) Director                  (  X  ) 10% Owner
 (     ) Officer (give title below)(     ) Other (specify below)
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7. Individual or Joint/Group Filing (Check Applicable Line)
( X ) Form filed by One Reporting Person
(   ) Form filed by More than One Reporting Person
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* If the Form is filed by more than one Reporting Person, see Instruction
4(b)(v).


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

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Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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
--- ---------------- ----------- ------------ ------------------------------------ ------------------ ---------------- -------------
    1. Title of      2.          3.           4. Securities Acquired (A) or        5. Amount of       6. Ownership     7. Nature of
    Security         Transaction Transaction  Disposed of (D)  (Instr. 3, 4 and 5) Securities         Form: Direct (D) Indirect
    (Instr. 3)       Date        Code (Instr.                                     Beneficially Owned  or Indirect (I)  Beneficial
                     (Month/Day/ 8)                                                at End of Month    (Instr. 4)       Ownership
                     Year)                                                         (Instr. 3 and 4)                    (Instr. 4)
--- ---------------- ----------- ------------ ------------------------------------ ------------------ ---------------- -------------
--- ---------------- ----------- -------- --- ---------------- --------- --------- ------------------ ---------------- -------------
                                 Code     V   Amount           (A) or    Price
                                                               (D)
--- ---------------- ----------- -------- --- ---------------- --------- --------- ------------------ ---------------- -------------
--- ---------------- ----------- -------- --- ---------------- --------- --------- ------------------ ---------------- -------------
(1) MCI Group        2/07/03     S            100,000          D         $ 0.20    11,995,471         D
    Common Stock,
    $0.01 Par Value
--- ---------------- ----------- -------- --- ---------------- --------- --------- ------------------ ---------------- -------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.



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Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
          (e.g., puts, calls, warrants, options, convertible securities)
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
---- ----------- ---------- ------------ ----------- ------------ ---------------- --------- ---------- ---------- ------------- ---
    1.Title of  2.         3.           4.          5.Number of 6.Date         7.Title and 8.Price   9. Number  10.Ownership  11.
    Derivative  Conversion Transaction  Transaction Derivative  Exercisable and Amount of  of         of        Form of    Nature of
    Security    or         Date (Month/ Code       Securities   Expiration Date Underlying Derivative Derivative Derivative Indirect
    (Instr. 3)  Exercise   Day/Year)   (Instr. 8) Acquired (A) (Month/Day/Year) Securities Security  Securities Security: Beneficial
                Price of                          or Disposed of              (Instr. 3 (Instr. 5) Beneficially Direct(D)orOwnership
                Derivative                        (D)   (Instr.                 and 4)               Owned at Indirect (I)(Instr. 4)
                Security                           3, 4 and 5)                                       End of     (Instr. 4)
                                                                                                     Month
                                                                                                    (Instr. 4)
---- --------- ---------- ------------ ----------- ------------------------------- ----------------- ---------- ---------- ---------
---- --------- ---------- ------------ ------- --- -------- ----- ----------- ------ ------ ---------- --------------------- -------
                                         Code   V   (A)    (D)   Date            Title  Amount
                                                                 Exer-    Expir-        or
                                                                 cisable  ation         Number
                                                                           Date         of Shares
---- --------- ---------- ------------ ------- --- ------ ----- --------- ------ ----- ---------- ---------- ---------- ------------
---- --------- ---------- ------------ ------- --- ------ ----- --------- ------ ----- ---------- ---------- ---------- ------------
(1)
---- --------- ---------- ------------ ------- --- ------ ----- --------- ------ ----- ---------- ---------- ---------- ------------
---- --------- ---------- ------------ ------- --- ------ ----- --------- ------ ----- ---------- ---------- ---------- ------------
(2)
---- --------- ---------- ------------ ------- --- ------ ----- --------- ------ ----- ---------- ---------- ---------- ------------
---- --------- ---------- ------------ ------- --- ------ ----- --------- ------ ----- ---------- ---------- ---------- ------------
(3)
---- --------- ---------- ------------ ------- --- ------ ----- --------- ------ ----- ---------- ---------- ---------- ------------
---- --------- ---------- ------------ ------- --- ------ ----- --------- ------ ----- ---------- ---------- ---------- ------------

---- --------- ---------- ------------ ------- --- ------ ----- --------- ------ ----- ---------- ---------- ---------- ------------
---- --------- ---------- ------------ ------- --- ------ ----- --------- ------ ----- ---------- ---------- ---------- ------------

---- --------- ---------- ------------ ------- --- ------ ----- --------- ------ ----- ---------- ---------- ---------- ------------




Deutsche Bank AG.



By:

     Name: Jeffrey A. Ruiz        Date 2-10-03
     Title:Vice President







By:
Name:    Margaret M. Adams           Date 2-10-03
Title:   Director